Exhibit 99.1

Partnership Overview February 2019

Legal Disclaimer No Offer or Solicitation This presentation includes a discussion of a proposed simplification transaction (the “Transaction”) between Antero Midstream Partners LP (“AM” or the “Partnership”) and Antero Midstream GP LP (“AMGP”). This presentation is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Additional Information And Where To Find It In connection with the transaction, AMGP has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, that includes a joint proxy statement of AM and AMGP and a prospectus of AMGP. The transaction will be submitted to AM’s unitholders and AMGP’s shareholders for their consideration. AM and AMGP may also file other documents with the SEC regarding the transaction. The registration statement on Form S-4 became effective on January 30, 2019, and the definitive joint proxy statement/prospectus will be delivered to Antero Midstream unitholders and AMGP shareholders of record as of January 11, 2019. This document is not a substitute for the registration statement and joint proxy statement/prospectus that has been filed with the SEC or any other documents that AMGP or Antero Midstream may file with the SEC or send to shareholders of AMGP or unitholders of Antero Midstream in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF ANTERO MIDSTREAM AND AMGP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the registration statement and the joint proxy statement/prospectus and all other documents filed or that will be filed with the SEC by AMGP or AM through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by AM will be made available free of charge on AM’s website at http://investors.anteromidstream.com/investor-relations/AM, under the heading “SEC Filings,” or by directing a request to Investor Relations, Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado 80202, Tel. No. (303) 357-7310. Copies of documents filed with the SEC by AMGP will be made available free of charge on AMGP’s website at http://investors.anteromidstreamgp.com/Investor-Relations/AMGP or by directing a request to Investor Relations, Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado 80202, Tel. No. (303) 357-7310. 2

Legal Disclaimer (Continued) Forward-Looking Statements: This presentation includes "forward-looking statements" within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond AM and AMGP’s control. All statements, other than historical facts included in this presentation, are forward-looking statements. All forward-looking statements speak only as of the date of this presentation and are based upon a number of assumptions. Without limiting the generality of the foregoing, forward-looking statements contained in this presentation specifically include the expected consideration to be received in connection with the closing of the transaction, the timing of consummation of the transaction, if at all, the extent of the accretion, if any, to AMGP shareholders and AM unitholders, pro forma AM dividend and Distributable Cash Flow (“DCF”) coverage targets, estimated pro forma AM dividend compound annual growth rates (“CAGR”) and leverage metrics, the effect that the elimination of the IDRs and Series B Units will have on Antero Midstream’s cost of capital, New AM’s growth opportunities following the consummation of the transaction, including with respect to its organic project backlog, the pro forma dividend and DCF coverage ratio targets for New AM, that New AM does not expect to pay material cash taxes through at least 2023, whether the structure resulting from the merger will be more appealing to a wider set of investors, 2019 and long-term financial and operational outlooks for AM and Antero Resources Corporation (“AR”), impacts of AR’s hedge monetizations, impacts of natural gas price realizations, AR’s estimated unhedged EBITDAX multiples, future plans for processing plants and fractionators, AR’s estimated production, AR’s expected future growth and AR’s ability to meet its drilling and development plan. Although AM and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved. For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this presentation. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Nothing in this presentation is intended to constitute guidance with respect to Antero Resources. AM and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the AM’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute AM’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in AM’s Annual Report on Form 10-K for the year ended December 31, 2017. Any forward-looking statement speaks only as of the date on which such statement is made, and neither AMGP nor AM undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. This presentation includes certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include (i) Adjusted EBITDA, (ii) Distributable Cash Flow, (iii) Free Cash Flow, (iv) Return on Invested Capital, (v) Net Debt and (vi) Standalone E&P Adjusted EBITDAX. Please see the appendix for the definition of each of these measures as well as certain additional information regarding these measures, including the most comparable financial measures calculated in accordance with GAAP. 3

Antero Family at a Glance 4 The Most Integrated Natural Gas and NGL Platform in the U.S. A World Class E&P Operator in Appalachia What’s new: Midstream simplification creating C-Corp and eliminating MLP and IDRs A Leading Northeast Infrastructure Platform 31%(1) $7 Billion Enterprise Value(1) Ba2 / BB+ / BBB- Corporate Debt Ratings $9 Billion Enterprise Value(1) Ba2 / BB+ / BBB- Corporate Debt Ratings (AM) 1. Assumes 12/31/18 balance sheet and 2/12/19 equity prices. Antero Midstream pro-forma for simplification transaction expected to close in March 2019 as detailed in appendix. NYSE: AR NYSE: AM

NGL Pipelines Long Haul Pipelines Terminals & Storage What Does Antero Midstream Do? 5 Provides a customized, integrated full value chain midstream solution Exploration & Production Gathering & Compression Natural Gas Processing C3+ NGL Fractionation Future downstream potential opportunity set End Users & Export End Users & Export 50/50 JV Water Delivery & Treatment

Midstream Simplification Timeline 6 Midstream Simplification has been approved by the AM and AMGP Conflicts Committees and by the AR Special Committee Transaction Timeline October 9, 2018 Simplification transaction announced January 31, 2019 Proxy statements mailed to AM unitholders and AMGP shareholders March 4, 2019 Deadline for electing merger consideration is 5:00 P.M. (ET)(1) March 7, 2019 Deadline for voting electronically or by telephone is 11:59 P.M. (ET)(1) March 8, 2019 Special meeting of AM unitholders and AMGP shareholders to approve simplification transaction March 12, 2019 Transaction expected to close Please vote your AM units and AMGP shares 1. Deadline for registered holders. If you hold AM units or AMGP shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee.

Antero Family Simplified Pro Forma Structure

Midstream simplification transaction results in one publicly traded midstream infrastructure corporation with no IDRs and AR as its largest shareholder



Status Quo Structure
Simplified Pro Forma Structure(2)
Sponsors & Management
Public
23%
77%
Antero Resources
Sponsors & Management
Public
57%
43%
53%
Antero Midstream GP
186 MM shares
Series B Profits Interest (1)
100% Incentive Distribution Rights (IDRs)
Public
47%
Antero Midstream Partners LP
188 MM units
Sponsors & Management
Public
23%
77%
Antero Resources
31%
Sponsors & Management
Public
24%
45%
Antero Midstream
New AM
508 MM shares

1) Series B profits interest held by Antero management. 2. Pro forma ownership may vary depending upon cash election outcome.
Note: Rectangle denotes corporation and triangle denotes partnership for state law purposes. AMGP is currently taxed as a corporation.

7

AMGP/AM Simplification Transaction Summary

Announced on 10/09/2018 and expected to close in March 2019

1. **Simplifies midstream structure and aligns all Antero equity holders**
   - Converts MLP to C-Corp structure without IDRs
   - Expected to broaden investor base and create opportunity for inclusion in major equity indices
2. **Tax efficient and eliminates ~$375 MM of expected taxes through 2022**
   - Taxable to AM unitholders (depending on tax basis) and results in tax basis step up to AMGP
   - Tax savings by pro forma entity facilitates increased pro forma dividends and accretion per share
3. **Mutually beneficial and immediately accretive to both AMGP and AM DCF/Unit**
   - AM public unitholders receive up front premium and increased distributions (dividends) on same growth profile in 2019
   - Highest DCF growth among top 20 midstream entities from 2019-2022 at midpoint of targeted DCF growth range of 18% to 25%
4. **Improves cost of capital to pursue additional growth opportunities**
   - Elimination of IDRs lowers cost of capital and structure supports trajectory towards investment grade ratings
5. **Enhances governance and shareholder rights**
   - Shareholder elected Board with C-Corp governance and majority of independent directors
6. **Cash consideration results in further deleveraging at AR**
   - Minimum of ~$300MM cash consideration to AM's sponsor depending on cash election by AM public unitholders
   - Strengthens AR's balance sheet

8

Highest DCF Growth Among Top 20 Midstream 9 New AM will be a unique midstream vehicle with scale, low leverage and high distributable cash flow growth all in a C-Corp structure C-Corp Leverage MLP ENBRIDGE KINDER MORGAN TRANSCANADA WILLIAMS ANTERO MIDSTREAM * * TARGA RESOURCES * PLAINS ALL AMERICAN Eliminated IDRs (Simplified) * 1) Includes entities with both a publicly traded C-Corp and partnership, designated in striped blue/gray. Source: FactSet. Top 20 midstream companies by market capitalization as of 2/12/2019. Pro forma for announced combination or simplification transactions that haven’t closed including WES/WGP and AM/AMGP. 13 of 20 entities have simplified and 9 of 20 are C-Corps(1) New AM Highest DCF Growth at midpoint of target range and one of the Lowest Leverage profiles * ENLINK MIDSTREAM 18% * ONEOK * * * * * * * * 25% 5.3x 3.6x 3.8x 4.0x 6.0x 3.2x 5.4x 6.6x 3.8x 9.6x 4.2x 4.0x 4.9x 4.7x 5.9x 5.8x 4.4x 3.9x 4.1x 3.1x 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x Kinder Morgan Enterprise Products Enable Midstream Plains All American Pipeline DCP Midstream Magellan Midstream Energy Transfer TransCanada ONEOK Cheniere Energy Andeavor Logistics EnLink Midstream Phillips 66 Partners MPLX Williams Enbridge Western Gas EQM Midstream Targa Resources Antero Midstream 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% Debt / LTM Adjusted EBITDA 3 - Year Distributable Cash Flow CAGR ( 2020 - 2022) 3.3x 4.0x 4.1x 3.6x 5.1x 5.8x 4.5x 5.7x 3.3x 2.9x 3.8x 4.6x 3.7x 1.9x 3.6x 5.4x 3.4x 8.7x 4.3x 3.1x 0% 4% 4% 5% 5% 5% 8% 8% 8% 8% 10% 10% 10% 11% 11% 12% 14% 14% 19% 25% 0% 5% 10% 15% 20% 25% 30% 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x Tallgrass Energy LP Enterprise Products EnLink Midstream Partners Enable Midstream Kinder Morgan Energy Transfer Plains All American Pipeline TransCanada Magellan Midstream Partners Phillips 66 Andeavor Logistics Williams MPLX Shell Midstream ONEOK Enbridge Western Gas Partners Cheniere Energy Partners Targa Resources Antero Midstream 3 - Year Distributable Cash Flow CAGR (2018 – 2021) Net Debt / Adjusted EBITDA

Long Track Record Of Success 10 Distributable Cash Flow(1): $53 MM $680 MM - $730 MM $67 MM $870 MM - $920 MM Adjusted EBITDA(1): +1,201% +1,235% New AM Dividend Per Share and DCF Coverage Since IPO IPO Year - 2014 2019 Guidance Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. For additional information regarding these measures, please see “Antero Midstream Non-GAAP Measures” in the Appendix. Historical dividends adjusted for pending simplification transaction based on 1.832x share exchange ratio assuming 100% equity consideration for public AM unitholders on announcement date of October 9, 2018. Based on share price of $13.34 per unit as of 2/12/2019. Antero Midstream has delivered a 27% dividend CAGR through the downturn and exceeded DCF coverage targets by 22% on average since the IPO IPO DCF Coverage Midpoint Target 1.15x (2) IPO 9.2% Yield(3) 27% Dividend CAGR $0.37 $0.43 $0.56 $0.72 $0.94 $1.24 0.4x 0.6x 0.8x 1.0x 1.2x 1.4x 1.6x 1.8x 2.0x $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 4Q' 14 Annualized 2015A 2016A 2017A 2018A 2019 Guidance (Midpoint) Dividend DCF Coverage

Long-Term Outlook – New AM 11 18% Distributable Cash Flow CAGR Declining Leverage Profile to low to mid 2x Supports Previously Communicated Dividend Growth Targets $50 / $2.85 25% Distributable Cash Flow CAGR Declining Leverage Profile to low to mid 2x Supports Previously Communicated Dividend Growth Targets $65 / $3.15 (1) Based on AR’s flexible long-term outlook, AM is targeting an 18% - 25% distributable cash flow (DCF) CAGR from 2020 to 2022 Note: Distributable cash flow is a non-GAAP metric – see appendix for details. DCF CAGR ranges apply to midpoint of 2019 production guidance. 1) Based on the midpoint of 2019 distributable cash flow guidance. New AM Distributable Cash Flow Growth Scenarios (2020 – 2022) 18% DCF CAGR ($50 Oil / $2.85 Gas) 25% DCF CAGR ($65 Oil / $3.15 Gas) Oil and Gas Price Assumptions $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 2019 Guidance 2020E 2021E 2022E Millions

DCF Profile Supports Growing Return of Capital 12 Distributable Cash Flow vs. Growth Capex ($MM) Antero Midstream’s distributable cash flow growth, self-funding business model, and leverage profile supports an increase in return of capital to shareholders 25% DCF CAGR Target Note: Distributable Cash Flow is a Non-GAAP measures. For additional information regarding these measures, please see appendix. Dividends and DCF targets pro forma for simplification transaction expected to close in March 2019. 1. Growth capex based on FactSet consensus estimates as of 2/1/2019. Excess DCF available for: Dividend growth Share repurchases Deleveraging and capital retention Organic growth capex 18% DCF CAGR Target Growth Capex(1) 1.1x-1.2x DCF Coverage Guidance in 2019 2019 Dividends (Midpoint) ($MM) $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2019 2020 2021 2022

Antero Midstream’s Strategy 13 Largest drilling inventory with long laterals Dominant position in highest return natural gas and NGL basins Controlled and sustainable development Premier E&P sponsor with scale 100% natural gas hedged in 2019/ largest transport portfolio in Appalachia #1 NGL / #5 Gas producer in the U.S. Integrated assets and fixed-fee model 18% to 25% DCF CAGR from 2020-2022 Strong balance sheet Highly visible organic growth High teens return on invested capital No direct commodity price exposure at AM “Just-in-Time” capital investment $2.0 Bn “In-Hand” project inventory through 2022 <3.25x leverage by YE19 declining to mid 2x by 2022 Peer-leading cash flow growth See appendix for Non-GAAP items and reconciliation. Differentiated Strategy for Delivering Shareholder Value AR + AM ownership captures the integrated natural gas and NGL value chain with C-Corp governance and ongoing return of capital

World Class E&P Operator: Antero Resources

Prolific Underlying Resource Underpins Growth 15 Antero Resources holds 40% of the core undrilled liquids-rich locations in Appalachia with attractive economics and low breakeven prices Peers include Ascent, CHK, CNX, COG, CVX, EQT, GPOR, HG, RRC and SWN. Based on Antero analysis of undeveloped acreage in the core of the Marcellus and Ohio Utica Shales. Rigs as of 2/1/2019. Locations as of 9/30/18. Core Liquids-Rich Appalachian Undrilled Locations(1) AR 40% A 13% C 13% K 7% D 7% I 7% B 5% H 3% F 3% J 2%

Antero’s Disciplined Strategy 16 PRICE CYCLICAL CAPITAL INTENSIVE Antero’s Strategy Focus on liquids-rich development – not just a natural gas producer Sell production forward (100% hedged on gas in 2019) when favorable Maintain strong balance sheet to absorb pricing volatility COMPETITIVE & DYNAMIC The Exploration and Production Industry is: Antero’s Strategy Own the lowest cost resource in the premier shale plays Disciplined investment within cash flow Low maintenance capital (~$700-$750MM needed to keep production flat)(1) Antero’s Strategy Long-term focus, run by Co-Founders First mover on low-cost firm transportation Achieve scale to capitalize on investment opportunities Integrated model to capture value chain 1. Maintenance capital based on holding production of 3.2 Bcfe/d flat through 2023.

Strong Sponsor with Scale to Capitalize on Resource 17 Top U.S. C2+ NGL Producers - 2019E(1) Largest NGL producer in the U.S. 1) Factset consensus estimates as of 02/12/2019. 2) Liquids defined as oil and natural gas liquids (NGLs). AM’s sponsor and primary customer (AR), is the largest NGL producer in the U.S. with a strong balance sheet and leverage in the low 2x range 2019 Liquids Production vs. Revenue(1)(2) More Leverage to Liquids Pricing More Scale NGLs position AR with Permian producers in liquids revenue 147 50 60 70 80 90 100 110 120 130 140 150 MBbl/d $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 0 100 200 300 400 2019E Liquids Revenues ($MM) 2019E Liquids Production (MBbl/d) PXD CXO FANG WPX XEC PE CDEV JAG QEP SM AR

Resilient and Flexible Development Plan 18 Lower Prices Higher Prices Lower Prices: $50 Oil / $2.85 Gas 10% Production CAGR (2019-2023) <2x Stand-alone leverage by 2022 Free Cash Flow neutrality 100% hedged on 2019 and 55-60% hedged on 2020 production guidance and outlook Antero’s flexible development program through 2023 will be responsive to commodity prices to grow production and maximize free cash flow Higher Prices: $65 Oil / $3.15 Gas 15% Production CAGR (2019-2023) <1x Stand-alone leverage by 2021 $2.5 - $3.0 Bn of Free Cash Flow Appropriate mix of return of capital and balance sheet deleveraging Maintain balance sheet strength Disciplined growth with expanding margins Likely outcome is somewhere in between

Long-Term Outlook 19 10% Production CAGR <2x Stand-alone Leverage by 2022 Free Cash Flow Neutral $50 / $2.85 15% Production CAGR <1x Stand-alone Leverage by 2021 $2.5 - $3.0 Bn Free Cash Flow $65 / $3.15 Note: Production CAGR ranges apply to midpoint of 2019 production guidance. Based on midpoint of 2019 production guidance. Antero is poised to prudently grow production to maximize free cash flow, ultimately resulting in an appropriate mix of return of capital and further deleveraging Production Growth Scenarios (2020 – 2023) 10% Growth CAGR ($50 Oil / $2.85 Gas) 15% Growth CAGR ($65 Oil / $3.15 Gas) $2.5 - $3.0 Bn Free Cash Flow Generation Oil and Gas Price Assumptions Free Cash Flow Neutral (1) 0 1,000 2,000 3,000 4,000 5,000 6,000 2019 Guidance 2020E 2021E 2022E 2023E Production (MMcfe/d)

Sustainable and De-risked Development Plan 20 Firm Transportation Portfolio Allows Antero Resources to Achieve: Hedge NYMEX Index A key advantage as our product is delivered to NYMEX-related markets Premium Price Certainty Less volatility and greater surety in realized prices Hedge Portfolio Supports Firm Commitments Antero Resources is 100% hedged on natural gas through 2019; Hedges and FT provide price stability to support sustainable long-term development Appalachia: Floating – High Volatility Antero: Resources Diversified – Low Volatility Antero Natural Gas Differentials vs. Appalachia Reflects discount to NYMEX for Appalachia in-basin pricing at Dominion South & TETCO M2 indices. Represents simple average discount to NYMEX for Antero firm transportation capacity. Note: Pricing reflects pre-hedge pricing 3-Year Appalachian Average 3-Year Antero Realized Basis -$2.50 -$2.00 -$1.50 -$1.00 -$0.50 $0.00 $0.50 $1.00 Oct-14 Dec-14 Feb-15 Apr-15 Jun-15 Aug-15 Oct-15 Dec-15 Feb-16 Apr-16 Jun-16 Aug-16 Oct-16 Dec-16 Feb-17 Apr-17 Jun-17 Aug-17 Oct-17 Dec-17 Feb-18 Apr-18 Jun-18 Aug-18 Oct-18 Dec-18 Appalachia Antero Realized Differential

Antero Hedge Position 21 Antero has 100% of its gas production hedged in 2019 and 55% to 60% hedged in 2020 at ~$3.00/MMbtu Antero Hedge Profile(1) Monetize + maintain upside to call price 30% Swaps 30% Swaps 30% Swaps 1) Based on 2/01/2019 NYMEX Henry Hub strip pricing. $2.50 $3.44 (MMcf/d) ($/MMBtu) 1,149 1,418 710 850 90 2,330 1,418 710 850 90 $3.48 $3.00 $3.00 $3.00 $2.91 $2.93 $2.72 $2.61 $2.63 $2.71 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 0 500 1,000 1,500 2,000 2,500 2019 2020 2021 2022 2023 NYMEX Collar Volume NYMEX Swap Volume NYMEX Swap Price NYMEX Strip Price

Firm Transportation Portfolio Provides Visibility 22 All of Antero Resources’ contracted firm capacity is now in service, providing visible production growth and sales to diversified markets Antero Resources Firm Transportation Portfolio vs. Gross Gas Production (MMcf/d) Appalachia (M2/Dom South) – 625 MMcf/d TCO Pool – 690 MMcf/d Gulf Coast – 2,100 MMcf/d Mid-Atlantic/NYMEX-related: 530 MMcf/d Midwest: 800 MMcf/d Premium Markets Outside of Appalachia Regional markets and lowest transport cost 10% Growth CAGR ($50 Oil / $2.85 Gas) 15% Growth CAGR ($65 Oil / $3.15 Gas) 1) 2019 natural gas volume assumes midpoint of 2019 guidance and has been grossed up for 83% net revenue interest and an 1100 BTU factor. Outer years assume 10% or 15% year-over-year growth thereafter. Production Target Range Total 4.7 Bcf/d (MMcf/d) 0 1,000 2,000 3,000 4,000 5,000 2016 2017 2018 2019 2020 2021 2022 2023

Integration is Critical in Shale Development 23 Antero’s integrated strategy has resulted in peer-leading realized prices and margins for 6 straight years and consistent results through commodity cycles All-in Pricing Realizations ($/Mcfe) Stand-alone E&P Adjusted EBITDAX Margins ($/Mcfe) Source: SEC filings and press releases. Peers include: CNX, COG, EQT, RRC & SWN. See appendix for detailed calculations. +36% vs. Peer Avg. from 2013 - 2018 +28% vs. Peer Avg. from 2013 - 2018 $5.17 $5.10 $4.09 $4.08 $3.61 $3.69 $3.65 $4.41 $2.66 $2.46 $3.11 $2.96 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 2013 2014 2015 2016 2017 2018 AR Peer Average NYMEX Henry Hub Gas $3.36 $2.97 $2.07 $2.06 $1.61 $1.73 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 2013 2014 2015 2016 2017 2018 AR Peer Average

24 Premier Integrated Appalachian Midstream Assets Premier Northeast Infrastructure Platform Antero Clearwater Facility – February 2018

Antero Midstream Asset Overview 25 Gathering Compression Fresh Water Delivery & Treatment Processing & Fractionation Over 300 miles of pipeline Over 2.2 Bcf/d of compression capacity Over 1.0 Bcf/d processing capacity and 20,000 Bbl/d of fractionation capacity Over 275 miles of fresh water pipeline and 60,000 Bbl/d of wastewater treatment capacity AR’s core resource base, combined with AM’s integrated midstream assets, positions AM as the leading Appalachian infrastructure growth platform

High Growth Midstream Throughput 26 44% CAGR Low Pressure Gathering (MMcf/d) Compression (MMcf/d) Gas Processing (MMcf/d) Fresh Water Delivery (MBbl/d) 102% CAGR 27% CAGR +87% YoY Note: CAGRs represent 2014-2017 growth period where applicable. N/A Antero Midstream has delivered consistent, peer-leading, and sustainable growth through its organic investments 498 1,016 1,403 1,660 2,148 - 500 1,000 1,500 2,000 2,500 2014A 2015A 2016A 2017A 2018A 104 432 741 1,196 1,738 - 200 400 600 800 1,000 1,200 1,400 1,600 1,800 2014A 2015A 2016A 2017A 2018A 216 368 425 519 571 606 796 0 100 200 300 400 500 600 700 800 900 1Q 2017 2Q 2017 3Q 2017 4Q 2017 1Q 2018 2Q 2018 3Q 2018 4Q 2018 N/A 96 123 153 195 - 50 100 150 200 250 2014A 2015A 2016A 2017A 2018A

Capital and Adjusted EBITDA Contribution - 2019 27 Capital Expenditures ($MM) Adjusted EBITDA ($MM) Processing & Fractionation Gathering & Compression Water Delivery & Treatment Gathering & Compression Water Delivery & Treatment Processing & Fractionation Capital Budget: $775MM EBITDA Guidance(1): $870- $920MM 2019 organic capital budget fully funded with retained cash flow and credit facility borrowings no need for equity financing Long Haul Pipelines 1. Adjusted EBITDA . See appendix for Non-GAAP items and reconciliation $400 52% $175 22% $200 26% 65% 25% 9% 1%

4-year Organic Project Backlog: 2019 - 2022 28 Marcellus Ohio Utica Compression Processing & Fractionation JV Low Pressure Gathering High Pressure Gathering Fresh Water $2.0B Project Backlog – By Area $2.0B Project Backlog – By Function 4-year identified project inventory of $2.0B “High-graded” organic project backlog of $2.0B through 2022 Primary focus on rich gas Marcellus infrastructure Organic Project Backlog with Peer-Leading Returns Note: Processing and fractionation JV includes $200MM of capital incremental to original $800MM investment for additional processing facilities constructed in the 5-year plan. MM MM MM MM MM MM MM $1,900 96% $75 4% $450 23% $450 23% $225 11% $350 18% $500 25%

Gathering and Compression Assets & Strategy 29 Asset Strategy Historical Compression Utilization “Just-in-Time” capital investment philosophy appropriately sizes infrastructure buildout Eliminates “gas waiting on pipe” for AR Targets high asset utilization rates and continued focus on expense reduction strategies 100% fixed fee revenues & minimum volume commitments (MVCs) Significant long-term volumetric visibility from AR supports efficient gathering and compression infrastructure buildout and attractive project returns MMcf/d Compressor Station Location Capacity (MMcf/d) In Service Ferrell Marcellus 240 1Q19 Ferrell Expansion Marcellus 120 3Q19 Total 2019 Projects 360 Gathering Pipelines Miles Size (Inch) In Service Tyler/Wetzel Connector 15 30 3Q19 Tyler/Wetzel LP Gathering 15 20 Ongoing 2019 Gathering & Compression Projects 73% 92% 87% 93% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% - 500 1,000 1,500 2,000 2,500 3,000 2015 2016 2017 4Q 2018 Avg. Capacity Throughput Volumes % Utilization

Processing and Fractionation Assets & Strategy 30 Asset Strategy Processing and Fractionation Projects Support rich-gas and C3+ NGL volume growth at AR, investing “Just-in-Time” capital along side MPLX Sherwood 11 was placed in service in December 2018 Sherwood is now the largest processing facility in North America 100% fixed-fee supported by MVC’s Cumulative JV Processing Capacity (Bcf/d) Joint Venture with MPLX (subsidiary of Marathon) aligns the largest core liquids-rich resource base with largest processing and fractionation footprint in Appalachia Cumulative JV Fractionation Capacity (MBbl/d) +2.2 Bcf/d +40 Mbbl/d Committed Growth Projects Capacity (MMcf/d) In Service Hopedale 4 Fractionator (Bbl/d) 60,000 4Q18 Sherwood 12 Processing Plant 200 2Q19 Sherwood 13 Processing Plant 200 3Q19 Smithburg 1 Processing Plant 200 1Q20 Note: JV has an option to purchase a 1/3 interest in Hopedale 4 Fractionator, or 20,000 Bbl/d net capacity. Hopedale 4 is in service and election is included in AM’s 2019 Budget. Committed projects are 100% committed to by AR. Smithburg Sherwood 1 400 1,000 2,600 0 500 1000 1500 2000 2500 3000 YE 2017 YE 2018 Full Buildout (YE 2022) 20 40 60 - 10 20 30 40 50 60 70 YE 2017 2019 Full Buildout (YE 2022)

Water Handling and Treatment Assets & Strategy 31 Asset Strategy Due to the reliability of AM’s buried fresh water pipeline system, AM has a 100% track record of timely fresh water deliveries to AR’s completions 2019 Fresh Water Projects Growth Projects Miles/ Capacity In Service Ohio River to Pioneer Buried Line 10 miles 4Q19 Ohio River Withdrawal Facility 80 Bbl/Minute 4Q19 Tyler/Wetzel Surface Line Connects - Ongoing Water Services Provided “Wastewater” (Produced & Flowback) Wastewater Treatment at Clearwater Pipeline to Fresh Water System Provide timely service to allow AR to maintain its development pace and flexibility Sustainable “Closed Loop” system for providing freshwater, then recycling wastewater for re-use Eliminates >620,000 truck trips and 42,000 tons of C02 emissions per year 100% fixed fees for delivery and treatment AM’s firm water service at the pad saves AR an estimated $0.50 per barrel for fresh water needs compared to trucking Fresh Water Delivered to Pad Via Pipeline

Fixed Fee Business Model Supports Stable Cash Flows 32 See appendix for Non-GAAP items and reconciliation. 2019 reflects previously disclosed Antero Midstream guidance ranges. 2020 reflects FactSet consensus estimates as of 2/1/2019, denoted in light gray. Note: CAGR represents CAGR from 2019 midpoint compared to 2014 actuals. Antero Midstream generates all of its revenues through fixed-fee contracts, insulating EBITDA growth from commodity price volatility 68% EBITDA CAGR Since IPO Antero Midstream Adjusted EBITDA ($MM) Details 100% of revenues derived from fixed-fee contracts Backed by acreage dedications from Antero Resources in the core of the Marcellus and Utica Contract life of 10-15 years with inflation protection Underpinned by minimum volume commitments (MVCs) 70-75% on compression, HP gathering and processing IPO NYMEX Gas Price Outlook $870 $67 $215 $404 $529 $717 $920 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 $0 $200 $400 $600 $800 $1,000 $1,200 2014A 2015A 2016A 2017A 2018A 2019E 2020E NYMEX Henry Hub Gas Price ($/MMBtu) AM Adjusted EBITDA ($MM) Adjusted EBITDA NYMEX Henry Hub Gas Price

Organic Strategy Drives Attractive Return on Capital 33 AM Return on Invested Capital (ROIC) Actual Consensus Source: FactSet consensus as of 02/12/19. Return on invested capital is a non-GAAP measure. For additional information regarding this measure, please see “Antero Midstream Non-GAAP Measures” in the Appendix. Note: NYMEX gas price outlook based on midpoint of Antero Resources pricing assumptions of $50 -$65 per barrel WTI oil prices and $2.85 -$3.15 per MMBtu NYMEX natural gas prices beginning in 2020. Investment Philosophy Non-speculative “Just-in-Time” capital investment philosophy Infrastructure planning and investment integrated with AR’s development plan Grow organically, not through competitive acquisition market Keys to attractive economics: Focus on projects where AR volumes drive growth Provide customized and integrated solution, appropriately sizing infrastructure Fixed-fee tolling business combined with “Just-in-Time” capital investment drives attractive returns on capital across commodity environments 12% 9% 13% 14% 18% 17% 17% $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 0% 5% 10% 15% 20% 25% 2014A 2015A 2016A 2017A 2018A 2019E 2020E NYMEX Gas Price ($/MMBtu) NYMEX Gas Price Outlook ($/MMBtu)

The “New” Energy Infrastructure Model 34 “Old” MLP Model Perception “New” Infrastructure Model Corporate Structure K-1 tax form and “IDRs” Financing Serial equity issuance Leverage Over-levered in 4x – 5x range 1099 tax form and No “IDRs” Capital Discipline Growth at sub-optimal economics Self-funding growth projects Appropriate leverage in 3x-4x range Disciplined capital allocation Investor Base Niche and retail oriented investor base Broad institutional investor base Return of Capital Higher distribution growth, lower distribution coverage Lower dividend growth, higher dividend coverage Plus C-Corp governance Eligible for major indices No expected equity needs through 2022 3x declining to low 2x range by 2022 Mid-to-high teens return on capital Optionality to grow dividends, repurchase shares and/or retain capital New AM checks all the boxes

Investment Thesis 35 Prolific Underlying Resource & De-risked Development Plan Multi-decade underlying NGL and natural gas resource base in Appalachia Dominant liquids-rich position with significant barriers to entry Run by Co-Founders Significant ownership directly aligned with shareholders One of the longest tenured management teams in Appalachia With A Differentiated Strategy Resilient organic growth model delivers results across commodity cycles “Just-in-Time” capital investment aligned with sponsor development program drives superior return on invested capital (ROIC) No expected equity needs to fund $2.0 billion of “In-Hand” opportunities In the Right Corporate Structure Tax efficient and universally investable C-Corp structure Will be eligible for major equity index inclusion At an Attractive Valuation Unique blend of growth and yield unmatched vs. S&P 500 companies Attractive valuation on traditional cash flow and earnings metrics vs. S&P 500 sectors

APPENDIX

Merger Consideration – AM Public Unitholder 37 At the effective time of the Merger: in exchange for each AM Common Unit held, each AM Public Unitholder will be entitled to receive, at its election and subject to proration, one of: Note: The aggregate cash consideration to be paid as Merger Consideration will be fixed at an amount equal to the aggregate amount of cash that would be paid if all AM Public Unitholders received the Public Mixed Consideration (the "Public Available Cash") and Antero Resources received the AR Mixed Consideration (collectively, the "Available Cash Consideration"), which is approximately $598 million in the aggregate. However, if the Public Available Cash exceeds the cash consideration elected to be received by the AM Public Unitholders (the amount of such excess, "Excess Available Cash"), Antero Resources may elect to increase the total amount of cash it receives as a part of the AR Mixed Consideration up to an amount equal to the Excess Available Cash. To the extent Antero Resources elects to receive additional cash, the number of shares it receives will be reduced accordingly based on the AMGP VWAP. In addition, the Merger Consideration each AM Public Unitholder will receive may be prorated in the event that more cash or equity is elected to be received than what would otherwise have been paid if all AM Public Unitholders received the Public Mixed Consideration and Antero Resources received the AR Mixed Consideration. See definitive proxy statement/prospectus for additional information. Public Mixed Consideration $3.415 in cash without interest and 1.6350 shares of New AM Common Stock Public Stock Consideration 1.6350 shares of New AM Common Stock plus an additional number of shares of New AM Common Stock equal to the quotient of (A) $3.415 and (B) the AMGP VWAP Public Cash Consideration $3.415 in cash plus an additional amount of cash, in each case without interest, equal to the product of (A) 1.6350 and (B) the AMGP VWAP

Simplification Transaction Overview 38 AMGP to acquire 100% of outstanding common units of AM, including common units owned by AR Elimination of incentive distribution rights (“IDRs”) and Series B profits interest All-in consideration to AM public unitholders consisting of 1.635 AMGP shares and $3.415/unit in cash All-in consideration to AR owned AM units consisting of 1.6023 AMGP shares and $3.00/unit in cash Total aggregate cash consideration of $598 MM Pro forma entity will convert to a C-Corp for tax and governance purposes and will be renamed Antero Midstream Corporation (“New AM”) New AM will trade on the NYSE and will retain the “AM” ticker symbol Streamlined governance and Board of Directors composition with majority of independent directors Taxable to all AM common unitholders and New AM receives the benefit of a tax basis “step-up” Not expected to pay any material federal or state income taxes through at least 2023 PV-10 savings of approximately $800 million to New AM from tax basis step-up Transaction to be financed through borrowings on New AM’s revolving credit facility AM exercised its accordion feature, increasing borrowing capacity to $2.0 Billion Maintains trajectory towards investment grade credit profile Subject to majority of minority vote at AMGP and AM and expected to close in the first quarter of 2019 Financing Key Deal Terms Taxes On October 9th, Antero Midstream GP LP (“AMGP”) announced that it had agreed to acquire Antero Midstream Partners LP (“AM”) to be renamed “Antero Midstream Corporation” (NYSE: AM) or “New AM” Structure Voting & Close

Attractive Valuation on Traditional Metrics 39 Price / 2019E Net Income (EPS) Enterprise Value / 2019E EBITDA The energy sector and AM provide attractive combination of earnings growth and yield investment opportunity vs. other S&P 500 companies Price / Book Value 2019E Dividend Yield Source: FactSet estimates as of 2/12/19. Represents median of all companies within S&P designated industry (GICs classification). Antero Midstream balance sheet data as of pro forma 12/31/18 detailed on page 39 and AMGP share price of $13.34 as of 2/12/2019 to represent New AM share price. 18.1x 17.5x 16.3x 16.1x 15.8x 14.9x 13.5x 5.0x 7.0x 9.0x 11.0x 13.0x 15.0x 17.0x 19.0x 10.4x 9.9x 9.8x 9.7x 9.5x 8.3x 7.0x 5.0x 7.0x 9.0x 11.0x 13.0x 15.0x 3.5x 3.0x 2.7x 2.5x 2.2x 2.0x 1.8x 0.0x 0.5x 1.0x 1.5x 2.0x 2.5x 3.0x 3.5x 4.0x 9.2% 7.3% 3.4% 2.3% 2.1% 2.2% 0.0% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0%

Antero Capitalization – Pro forma as of 12/31/18 40 Antero Midstream: Liquidity and Balance Sheet As of December 31, 2018 ($MM) Antero Midstream Antero Resources (Stand-alone) Antero Resources (Consolidated) Cash $0 $0 $0 Debt Revolving Credit Facility $990 $405 $1,395 5.375% Senior Notes Due 2021 $1,000 $1,000 5.125% Senior Notes Due 2022 $1,100 $1,100 5.625% Senior Notes Due 2023 $750 $750 5.375% Senior Notes Due 2024 $650 $650 5.000% Senior Notes Due 2025 $600 $600 Net unamortized debt issuance costs ($8) ($25) ($33) Total Debt $1,632 $3,830 $5,462 Net Debt (Total Debt - Cash) $1,632 $3,830 $5,462 LTM Adjusted EBITDA $717 $1,717 $2,037 Debt / LTM Adjusted EBITDA 2.3x 2.2x 2.7x Credit Facility Capacity $1,500 $2,500 Liquidity $510 $2,095 Publicly Announced Pro Forma Adjustments to Net Debt Since December 31, 2018 ($MM) Antero Midstream Antero Resources (Stand-alone) Antero Resources (Consolidated) Cash Consideration for Simplification Transaction $598 ($297) $301 Total Adjustments to Net Debt: Increase / (Decrease) $598 ($297) $301 Pro Forma Net Debt $2,230 $3,533 $5,763 Pro Forma Debt / LTM Adjusted EBITDA 3.1x 2.1x 2.8x Credit Facility Capacity $2,000 $2,500 Liquidity $412 $2,392 Status Quo Pro Forma

Antero Resources D&C Capital 41 Antero Resources Stand-alone Marcellus Well Cost ($MM/1,000’ assuming 12,000’ Lateral) Through negotiating contracts and self sourcing sand, Antero was able to mitigate a majority of inflationary pressures on D&C capital for 2019 Drilling, water hauling, and production facility inflation Re-negotiated completion contracts and self sand sourcing Improved completion efficiencies 100% of sand self sourced Lower water truck staging times and improved operations at Clearwater Note: Assumes 2,000 pound per foot completion. $0.95 $0.97 $0.93 $0.93 $0.06 $0.03 $0.01 $0.01 $0.02 $0.01 $0.80 $0.85 $0.90 $0.95 $1.00 $1.05 $1.10 2018 Stand-alone Marcellus Well Cost Inflationary Costs New Sand / Completion Countracts Increased Stages per Day 2019 Budgeted Stand-alone Marcellus Well Cost Increased Sand Self Sourcing Optimized Water Logistics Further Increased Stages per Day 2019 Target Stand-alone Marcellus Well Cost

12/31/2018 Debt Maturity Profile Liquidity & Debt Term Structure AM Credit Facility AM Senior Notes Credit facility for AM extended its average debt maturity out to 2023 42 Antero Midstream: Liquidity and Balance Sheet No maturities until 2022 $650 $990 $0 $200 $400 $600 $800 $1,000 $1,200 2017 2018 2019 2020 2021 2022 2023 2024 2025

Antero Midstream Project Economics 43 AM Project Economics by Investment (Ranges) “Just-in-Time” capital investment philosophy drives attractive project IRR’s 23% 11% 23% 18% - 25% % of 4-year Organic Project Backlog Weighted Avg: 25% IRR Organic Project Backlog with Peer-Leading Returns 30% 18% 15% 30% 10% 15% 40% 28% 25% 40% 15% 18% 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% LP Gathering HP Gathering Compression Fresh Water Delivery Advanced Wastewater Treatment Processing/ Fractionation Internal Rate of Return

Maintenance Capital Methodology APPENDIX 44 Maintenance Capital Calculation Methodology – Low Pressure Gathering Estimate the number of new well connections needed during the forecast period in order to offset the natural production decline and maintain the average throughput volume on our system over the LTM period (1) Compare this number of well connections to the total number of well connections estimated to be made during such period, and (2) Designate an equal percentage of our estimated low pressure gathering capital expenditures as maintenance capital expenditures Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or revenue Illustrative Example LTM Forecast Period Decline of LTM average throughput to be replaced with production volume from new well connections Maintenance Capital Calculation Methodology – Fresh Water Distribution Estimate the number of wells to which we would need to distribute fresh water during the forecast period in order to maintain the average fresh water throughput volume on our system over the LTM period (1) Compare this number of wells to the total number of new wells to which we expect to distribute fresh water during such period, and (2) Designate an equal percentage of our estimated water line capital expenditures as maintenance capital expenditures LTM Production NTM Production Forecast Average LTM Production

Antero Midstream Non-GAAP Measures APPENDIX 45 Non-GAAP Financial Measures and Definitions Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance. Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, impairment expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates. Antero Midstream uses Adjusted EBITDA to assess: the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis; its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and the viability of acquisitions and other capital expenditure projects. The Partnership defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders. Distributable Cash Flow does not reflect changes in working capital balances. The Partnership defines Free Cash Flow as cash flow from operating activities before changes in working capital less capital expenditures. Management believes that Free Cash Flow is a useful indicator of the Partnership’s ability to internally fund infrastructure investments, service or incur additional debt, and assess the company’s financial performance and its ability to generate excess cash from its operations. Management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred. The Partnership defines Return on Invested Capital as net income plus interest expense divided by average total liabilities and partners’ capital, excluding current liabilities. Management believes that Return on Invested Capital is a useful indicator of the Partnership’s return on its infrastructure investments. The Partnership defines Net Debt as total debt minus cash. Antero Resources non-GAAP measures and definitions are included in the Antero Resources analyst day presentation, which can be found on www.anteroresources.com.

Adjusted EBITDA and DCF Reconciliation

Adjusted EBITDA and DCF Reconciliation ($ in thousands)

	Three months ended December 31,		Years ended December 31,	
	2017	2018	2017	2018
Net income	$ **64,155**	$ **248,609**	$ **307,315**	$ **585,944**
Impairment of property and equipment	23,431	—	23,431	5,771
Change in fair value of contingent acquisition consideration	—	(105,872)	—	(105,872)
Adjusted Net Income	$ **87,586**	$ **142,737**	$ **344,872**	$ **485,843**
Interest expense, net	10,395	18,993	37,557	61,906
Depreciation	30,958	22,692	119,562	130,013
Accretion of contingent acquisition consideration	3,804	1,012	13,476	12,853
Accretion of asset retirement obligation	—	34		135
Equity-based compensation	6,847	4,467	27,283	21,073
Equity in earnings of unconsolidated affiliates	(7,307)	(12,448)	(20,194)	(40,280)
Distributions from unconsolidated affiliates	10,075	16,755	20,195	46,415
Gain on sale of assets – Antero Resources	—	—	—	(583)
Adjusted EBITDA	$ 142,358	$ 194,242	$ 528,625	$ 717,375
Interest paid	(4,136)	(9,268)	(46,666)	(62,844)
Decrease (increase) in cash reserved for bond interest [1]	(8,734)	(8,734)	291	0
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards[2]	(514)	(1,029)	(5,945)	(5,529)
Maintenance capital expenditures[3]	(12,063)	(7,988)	(55,159)	(52,729)
Distributable Cash Flow	$ 116,911	$ 167,223	$ 421,146	$ 596,273
Distributions Declared to Antero Midstream Holders				
Limited Partners	68,231	88,045	247,132	320,915
Incentive distribution rights	23,772	43,492	69,720	142,906
Total Aggregate Distributions	$ 92,003	$ 131,537	$ 316,852	$ 463,821
DCF coverage ratio	1.27x	1.27x	1.33x	1.29x

1) Cash reserved for bond interest expense on Antero Midstream's 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.
2) Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.
3) Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

46

Antero Midstream Non-GAAP Reconciliation APPENDIX 47 The following reconciles net income to Adjusted EBITDA and Distributable Cash Flow: $ in Thousands 2014 G&C Only 2014 2015 2016 2017 Net income $ 16,832 $ 127,875 159,105 236,703 307,315 Interest expense, net 4,620 6,183 8,158 21,893 37,557 Impairment of property and equipment — — — 23,431 Depreciation 36,789 53,029 86,670 99,861 119,562 Accretion and change in fair value of contingent acquisition consideration — 3,333 16,489 13,476 Accretion of asset retirement obligations — — — — Equity-based compensation 8,619 11,618 22,470 26,049 27,283 Equity in earnings of unconsolidated affiliates — — -485 -20,194 Distributions from unconsolidated affiliates — — 7,702 20,195 Gain on sale of assets–Antero Resources — — — — Gain on sale of assets–third-party $ $ — — -3,859 — Adjusted EBITDA 66,860 198,705 279,736 404,353 528,625 Pre-IPO net income attributed to parent -98,219 — — — Pre-IPO depreciation attributed to parent -43,419 — — — Pre-IPO equity-based compensation attributed to parent -8,697 — — — Pre-IPO interest expense attributed to parent -5,358 — — — Pre-Water Acquisition net income attributed to parent -22,234 -40,193 — — Pre-Water Acquisition depreciation attributed to parent -3,086 -18,767 — — Pre-Water Acquisition equity-based compensation attributed to parent -654 -3,445 — — Pre-Water Acquisition interest expense attributed to parent -359 -2,326 — — Adjusted EBITDA Attributable to the Partnership $ 66,860 $ 16,679 215,005 404,353 528,625 Interest paid -2981 -331 -5,149 -13,494 -46,666 Increase (decrease) in cash reserved (paid) for bond interest — — — -10,481 291 Income tax withholding upon vesting of Antero Midstream Partners equity- based compensation awards — — -4,806 -5,636 -5,945 Maintenance capital expenditures -10,423 -1,157 -13,097 -21,622 -55,159 Distributable cash flow $ 53,456 $ 15,191 191,953 353,120 421,146

Antero Midstream Non-GAAP Measures APPENDIX 48 Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships . Antero Midstream has not included a reconciliation of Adjusted EBITDA and Distributable Cash Flow to their nearest GAAP financial measure for 2019 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between Adjusted EBITDA and Distributable Cash Flow and net income (in thousands): The Partnership cannot forecast interest expense due to the timing and uncertainty of debt issuances and associated interest rates. Additionally, Antero Midstream cannot reasonably forecast impairment expense as the impairment is driven by a number of factors that will be determined in the future and are beyond Antero Midstream’s control currently. Twelve Months Ending December 31, 2019 Low High Depreciation expense ................................ ................................ ........................... $ 180,000 — $ 185,000 Equity based compensation expense ................................ ................................ .... 48,000 — 52,000 Equity in earnings of unconsolidated affiliates ................................ .................... 68,000 — 73,000 Distributions from unconsolidated affiliates ................................ ........................ 87,000 92,000

Antero Midstream Non-GAAP Measures 49 The following table reconciles net income to Adjusted EBITDA for the twelve months ended September 30, 2018 as used in this presentation (in thousands): The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this presentation (in thousands): September 30, 2018 Bank credit facility $ 875,000 5.375% AM senior notes due 2024 650,000 Net unamortized debt issuance costs (8,146) Consolidated total debt $ 1,516,854 Cash and cash equivalents — Consolidated net debt $ 1,516,854 Twelve Months Ended September 30, 2018 Net income $ 401,491 Interest expense 53,307 Impairment of property and equipment expense 29,202 Depreciation expense 138,279 Accretion of contingent acquisition consideration 15,644 Accretion of asset retirement obligations 101 Equity-based compensation 23,453 Equity in earnings of unconsolidated affiliate (35,139) Distributions from unconsolidated affiliates 39,735 Gain on sale of asset – Antero Resources (583) Adjusted EBITDA $ 665,490

Antero Resources Definitions 50 Stand-alone Adjusted Operating Cash Flow and Free Cash Flow Free Cash Flow as presented in this release and defined by the Company represents Stand-alone Adjusted Operating Cash Flow, less Stand-alone Drilling and Completion capital, less Land Maintenance Capital. Stand-alone Adjusted Operating Cash Flow represents net cash provided by operating activities that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements before changes in working capital items. Stand-alone Adjusted Operating Cash Flow is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Stand-alone Adjusted Operating Cash Flow is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Management believes that Stand-alone Adjusted Operating Cash Flow and Free Cash Flow are useful indicators of the company’s ability to internally fund its activities and to service or incur additional debt on a Stand-alone basis. Management believes that changes in current assets and liabilities, which are excluded from the calculation of these measures, relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred and generally do not have a material impact on the ability of the company to fund its operations. There are significant limitations to using Stand-alone Adjusted Operating Cash Flow and Free Cash Flow as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a Stand-alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Stand-alone Adjusted Operating Cash Flow and Free Cash Flow reported by different companies. Stand-alone Adjusted Operating Cash Flow and Free Cash Flow do not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. Stand-alone Adjusted Operating Cash Flow and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity. Antero has not included reconciliations of Stand-alone Adjusted Operating Cash Flow and Free Cash Flow to their nearest GAAP financial measures because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Total Debt, Net Debt and Stand-alone Net Debt Net Debt is calculated as total debt less cash and cash equivalents. Management uses Consolidated Net Debt and Stand-alone Net Debt to evaluate its financial position, including its ability to service its debt obligations.

Antero Resources Definitions 51 Adjusted EBITDAX and Stand-alone Adjusted EBITDAX Adjusted EBITDAX as defined by the Company represents net income or loss, including noncontrolling interests, before interest expense, interest income, derivative fair value gains or losses, but including net cash receipts or payments on derivative instruments included in derivative fair value gains or losses, taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, and gain or loss on sale of assets. Adjusted EBITDAX also includes distributions from unconsolidated affiliates and excludes equity in earnings or losses of unconsolidated affiliates. Stand-alone Adjusted EBITDAX as defined by the Company represents income or loss as reported in the Parent column of Antero's guarantor footnote to its financial statements before interest expense, interest income, gains or losses from commodity derivatives and marketing derivatives, but including net cash receipts or payments on derivative instruments included in derivative gains or losses, income taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, equity in earnings or loss of Antero Midstream and gain or loss on changes in the fair value of contingent acquisition consideration. Stand-alone Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units. The GAAP financial measure nearest to Adjusted EBITDAX is net income or loss including noncontrolling interest that will be reported in Antero's condensed consolidated financial statements. The GAAP financial measure nearest to Stand-alone Adjusted EBITDAX is Stand-alone net income or loss that will be reported in the Parent column of Antero's guarantor footnote to its financial statements. While there are limitations associated with the use of Adjusted EBITDAX and Stand-alone Adjusted EBITDAX described below, management believes that these measures are useful to an investor in evaluating the company's financial performance because these measures: are widely used by investors in the oil and gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; helps investors to more meaningfully evaluate and compare the results of Antero's operations (both on a consolidated and Stand-alone basis) from period to period by removing the effect of its capital structure from its operating structure; and is used by management for various purposes, including as a measure of Antero's operating performance (both on a consolidated and Stand-alone basis), in presentations to the company's board of directors, and as a basis for strategic planning and forecasting. Adjusted EBITDAX is also used by the board of directors as a performance measure in determining executive compensation. Adjusted EBITDAX, as defined by our credit facility, is used by our lenders pursuant to covenants under our revolving credit facility and the indentures governing the company's senior notes. There are significant limitations to using Adjusted EBITDAX and Stand-alone Adjusted EBITDAX as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company's net income on a consolidated and Stand-alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies. In addition, Adjusted EBITDAX and Stand-alone Adjusted EBITDAX provide no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

Antero Resources Standalone Adjusted EBITDAX Reconciliation Stand-alone LTM Adjusted EBITDAX Reconciliation 52 Stand-alone Twelve months ended September 30, (in thousands) 2018 Net income attributable to Antero Resources Corporation $ 210,898 Commodity derivative fair value gains (334,617) Gains on settled commodity derivatives 344,917 Marketing derivative fair value gains (72,687) Gains on settled marketing derivatives 78,098 Interest expense 219,206 Loss on early extinguishment of debt 1,205 Income tax benefit (397,638) Depletion, depreciation, amortization, and accretion 787,598 Impairment of unproved properties 482,568 Impairment of gathering systems and facilities 4,470 Exploration expense 7,050 Gain on change in fair value of contingent acquisition consideration (15,645) Equity-based compensation expense 57,496 Equity in (earnings) loss of Antero Midstream 92,545 Distributions from Antero Midstream 149,292 Adjusted EBITDAX $ 1,614,756

Antero Resources Stand-alone Adjusted EBITDAX

Stand-alone Adjusted EBITDAX per Mcfe Reconciliation (Annual)

	2013	2014	2015	2016	2017	1Q2018	2Q2018	3Q2018
($/Mcfe)								
Natural Gas, Oil, Ethane and NGL sales	$ 4.31	$ 4.74	$ 2.53	$ 2.60	$ 3.35	$ 3.56	$ 3.35	$ 3.70
Realized commodity derivative gains (losses)	$ 0.86	$ 0.37	$ 1.57	$ 1.48	$ 0.26	$ 0.47	$ 0.42	$ 0.28
Distributions from Antero Midstream	$ -	$ -	$ 0.16	$ 0.17	$ 0.16	$ 0.17	$ 0.17	$ 0.16
All-In E&P Revenue	**$ 5.17**	**$ 5.10**	**$ 4.27**	**$ 4.25**	**$ 3.77**	**$ 4.21**	**$ 3.94**	**$ 4.15**
Gathering, compression, processing, and transportation	$ 1.25	$ 1.46	$ 1.56	$ 1.70	$ 1.75	$ 1.80	$ 1.79	$ 1.77
Production and ad valorem taxes	0.24	0.23	0.14	0.10	0.11	0.12	0.11	0.12
Lease operating expenses	0.05	0.08	0.07	0.07	0.11	0.15	0.14	0.14
Net Marketing Expense / (Gain)	-	0.14	0.23	0.16	0.13	(0.27)	0.30	0.31
General and administrative (before equity-based compensation)	0.26	0.23	0.20	0.16	0.15	0.15	0.15	0.14
Total E&P Cash Costs	$ 1.81	$ 2.14	$ 2.20	$ 2.19	$ 2.26	$ 1.93	$ 2.48	$ 2.48
E&P EBITDAX Margin (All-In)	$ 3.36	$ 2.96	$ 2.07	$ 2.06	$ 1.61	$ 2.28	$ 1.46	$ 1.68
Production Volumes (Bcfe)	191	368	545	676	822	214	229	250
$ Millions								
Natural Gas, Oil, Ethane and NGL sales	$ 821	$ 1,741	$ 1,379	$ 1,757	$ 2,751	$ 762	$ 768	$ 925
Realized commodity derivative gains (losses)	164	136	857	1,003	214	101	96	71
Distributions from Antero Midstream			89	112	132	36	39	41
All-In E&P Revenue	**$ 985**	**$ 1,877**	**$ 2,324**	**$ 2,872**	**$ 3,097**	**$ 900**	**$ 903**	**$ 1,037**
Gathering, compression, processing, and transportation	239	537	853	1,146	1,441	384	410	443
Production and ad valorem taxes	46	86	77	69	91	25	25	29
Lease operating expenses	9	28	36	51	94	31	32	35
Net Marketing Expense / (Gain)	-	50	123	106	108	(59)	69	78
General and administrative (before equity-based compensation)	50	86	108	110	119	31	33	34
Total E&P Cash Costs	$ 345	$ 786	$ 1,196	$ 1,483	$ 1,853	$ 413	$ 569	$ 619

53